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                                                                    EXHIBIT 21.2

                              LIST OF SUBSIDIARIES


The following is a list of subsidiaries of VIVUS, Inc.

1.  VIVUS International Limited, a wholly owned subsidiary of VIVUS, Inc.
2.  VIVUS UK Limited, a wholly owned subsidiary of VIVUS International Limited
3.  VIVUS BV Limited, a wholly owned subsidiary of VIVUS International Limited
4.  VIVUS Ireland Limited, a wholly owned subsidiary of VIVUS International
    Limited